UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

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ELECTRONIC DATA SYSTEMS CORPORATION

(Name of Registrant as Specified in its Charter)

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ELECTRONIC DATA SYSTEMS CORPORATION

5400 Legacy Drive

Plano, Texas 75024

SUPPLEMENT TO PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

To Be Held on July 31, 2008

INTRODUCTORY NOTE

This document supplements the proxy statement, dated June 25, 2008 (which we refer to as the “Proxy Statement”), previously provided to you in connection with the proposed merger of Hawk Merger Corporation (which we refer to as “Hawk Merger Co.”), a wholly-owned subsidiary of Hewlett-Packard Company (which we refer to as “HP”), with and into Electronic Data Systems Corporation (which we refer to as the “company,” “EDS,” “we,” “our,” or “us”) pursuant to the Agreement and Plan of Merger (which we refer to as the “merger agreement”), dated as of May 13, 2008, among the company, HP and Hawk Merger Co. This supplement includes a description of certain additional information which we are providing in connection with our entry into a memorandum of understanding regarding the settlement of certain stockholder lawsuits filed against us, our directors, HP and/or Hawk Merger Co. In addition, this supplement includes a description of the material terms and conditions of an amendment to the merger agreement that we entered into with HP and Hawk Merger Co. on July 25, 2008 a copy of which is attached as Annex A to this document. The lawsuits, the memorandum of understanding and the amendment to the merger agreement are described more fully below. Except as described in this supplement, the information provided in the Proxy Statement continues to apply. To the extent that information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement is more current.

Our board of directors previously established June 24, 2008 as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting. The purpose of the special meeting is to consider and vote on (1) a proposal to adopt the merger agreement pursuant to which Hawk Merger Co. will merge with and into EDS, (2) a proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment or postponement to adopt the merger agreement, and (3) such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

After careful consideration, our board of directors has unanimously declared the merger agreement advisable and determined that the merger is fair to, and in the best interests of, EDS and our stockholders, and unanimously recommends that you vote “FOR” the adoption of the merger agreement. If you have not already submitted a proxy for use at the special meeting you are urged to do so promptly.

VOTING AND REVOCABILITY OF PROXIES

As set forth in the Proxy Statement, the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding as of the close of business on June 24, 2008, the record date for the special meeting. Approval of any proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment or postponement to adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter.

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, via the Internet, by returning the proxy card previously provided to you by mail, or by voting in person at the special meeting. If you intend to submit your proxy by telephone or the Internet, you must do so no later than 11:59 p.m., Eastern time, on July 30, 2008. If you do not return your proxy card, submit your proxy by phone or the Internet or attend the special meeting, your shares of our common stock will not be voted, which will have the same effect as a vote “AGAINST” the adoption of the merger agreement. Even if you plan to attend the special meeting, after carefully reading and considering the information contained in the Proxy Statement, as supplemented by this supplement, if you hold your shares of common stock in your own name as the stockholder of record, please vote your shares by completing, signing, dating and returning the proxy card previously provided to you or by using the telephone number printed on your proxy card or by using the Internet voting instructions printed on your proxy card.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies, if applicable.

If your shares of our common stock are held in “street name,” you should instruct your brokerage firm, bank, trust or other nominee on how to vote such shares of common stock using the instructions provided by your brokerage firm, bank, trust or other nominee. If your shares of our common stock are held in “street name,” you must obtain a proxy from such nominee in order to vote in person at the special meeting. If you fail to provide your brokerage firm, bank, trust or other nominee with instructions on how to vote your shares of our common stock, it will not be able to vote such shares at the special meeting. Because the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding at the close of business on the record date, the failure to provide your brokerage firm, bank, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Because the proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares of our common stock present or represented at the special meeting and entitled to vote thereon, and because your brokerage firm, bank, trust or other nominee does not have discretionary authority to vote on the proposal, the failure to provide your brokerage firm, bank, trust or other nominee with voting instructions on how to vote your shares will have no effect on the approval of that proposal.

If you have shares of our common stock registered in your name in the EDS 401(k) Plan or the EDS Puerto Rico Savings Plan, you will have the right to instruct the respective trustees or administrators of the plans how to vote the plan shares allocated to your account. You may exercise these voting rights by submitting a proxy by telephone, via the Internet or by returning the proxy card previously provided to you by mail. You may attend the special meeting but may not vote in person at the meeting with respect to your plan shares. You must vote by Internet or telephone or complete, date, sign and return the proxy card previously provided to you by 5:00 p.m., Eastern time, on July 29, 2008 for plan shares to be voted as directed. If you do not give the plans’ trustees or administrators timely voting instructions, your plan shares will be voted in the same manner and proportion as the plan shares for which voting instructions were received from other participants in the plans.

NO ACTION IN CONNECTION WITH THIS SUPPLEMENT IS REQUIRED BY ANY STOCKHOLDER WHO HAS PREVIOUSLY DELIVERED A PROXY AND WHO DOES NOT WISH TO REVOKE OR CHANGE THAT PROXY.

As indicated in the Proxy Statement, if you are a stockholder of record of your shares of our common stock, you have the right to change or revoke your proxy by:

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delivering to our Secretary at any time prior to adjournment of the special meeting, a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	signing and delivering to us at any time prior to adjournment of the special meeting, a new proxy, relating to the same shares of our common stock and bearing a later date; or

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submitting another proxy by telephone or on the Internet (the latest telephone or Internet voting instructions will be followed) at any time prior to 11:59 p.m., Eastern time, on the date prior to the special meeting.

If you are a “street name” holder of our common stock, you may change your vote by submitting new voting instructions to your brokerage firm, bank, trust or other nominee. You must contact your brokerage firm, bank, trust or other nominee to obtain instructions as to how to change or revoke your proxy.

LITIGATION RELATING TO THE MERGER

As more fully described in the Proxy Statement under the heading “The Merger—Litigation Related to the Merger,” on May 13, 14 and 15, 2008, the following four putative class action lawsuits were filed in the 366th District Court of Collin County in the State of Texas on behalf of our public stockholders challenging the merger: Stein v. Electronic Data Systems Corp., et al. (Civil Case No. 366-01078-2008) (“Stein” filed May 13); Villari v. Electronic Data Systems Corp., et al. (Civil Case No. 366-01077-2008) (“Villari” filed May 13); Silva v. Electronic Data Systems Corp., et al. (Civil Case No. 366-01085-2008) (“Silva” filed May 14); and Intermountain Ironworkers Trust Fund v. Electronic Data Systems Corp., et al. (Civil Case No. 366-01113-2008) (“Intermountain” filed May 15). All of the actions name us and our directors as defendants, and assert that our directors breached their fiduciary duties by, among other things, failing to maximize value to stockholders in connection with the proposed acquisition of EDS by HP for $25 per share, and that we aided and abetted the director defendants in their purported breaches of fiduciary duty to stockholders. In addition, the Villari action names HP as a defendant, and the Intermountain action names both HP and Hawk Merger Co. as defendants. The Villari and Intermountain actions allege that HP aided and abetted the director defendants in their purported breaches of fiduciary duty. Among other things, all of the actions seek class action status, a declaratory judgment that the merger agreement is unenforceable, and injunctive relief, including the implementation of a process or procedure to obtain the highest possible price for our stockholders, and rescission of the merger agreement, in whole or in part. In addition, the Villari and Intermountain actions seek, among other things, monetary damages, and the Villari action seeks disgorgement of all profits received from the defendants. All plaintiffs also seek monetary relief in the form of costs and disbursements, including attorneys’ fees.

On June 24, 2008, Stein filed an amended petition in Texas state court. The amended petition re-alleges all of Stein’s prior claims and contains additional allegations that the preliminary proxy statement filed on June 6, 2008 was materially misleading. The amended petition also includes additional allegations regarding the history of the proposed merger and the benefits that certain defendants may receive as a result of the transaction. The amended petition asserts no new causes of action or prayers for relief. On June 26, 2008, the Texas state court consolidated the Texas state court actions under the caption In re Electronic Data Systems Class Action Litigation, Case No. 366-01078-2008.

On June 3, 2008, the Villari action was non-suited and a substantially similar action involving identical parties, styled Villari v. Electronic Data Systems Corp., et al. (Case No. 3786), was filed in the Court of Chancery in the State of Delaware (“Delaware Villari”). The Delaware Villari action makes substantially similar allegations and seeks substantially similar relief as the remaining Texas actions, including class action status, a declaratory judgment that the merger agreement is unenforceable, injunctive relief, including the implementation of a process or procedure to obtain the highest possible price for our stockholders, and rescission of the merger agreement, in whole or in part, and monetary relief in the form of costs and disbursements, including attorneys’ fees. The Delaware Villari action does not seek monetary damages or disgorgement of profits. On July 9, 2008, the Delaware Chancery Court stayed the Delaware Villari action.

On May 30, 2008, a fifth purported class action lawsuit was filed in federal court in the Eastern District of Texas, titled Moore v. Electronic Data Systems Corp, et. al. (Case No. 08-cv-00192-RAS) (“Moore”). The Moore action makes substantially similar allegations as the Texas and Delaware state court actions. In addition to us and our directors, the Moore action also names HP as a defendant, and alleges that HP aided and abetted the director defendants in their purported breach of fiduciary duty to stockholders. The Moore action seeks class action status, a declaration that the merger is unlawful and unenforceable, injunctive relief, including the implementation of a process or procedure to obtain the highest possible price for our stockholders, rescission of the merger agreement, in whole or in part, and monetary relief in the form of costs and disbursements, including attorneys’ fees. On July 7, 2008, the plaintiff in the Moore action filed, but did not validly serve, an amended complaint. However, in our view, the amended complaint did not affect the jurisdictional deficiencies in the complaint, and on July 10, 2008, we filed a motion to dismiss the Moore action on the grounds that the court did not have subject matter jurisdiction over the action.

On July 11, 2008, the Silva action was non-suited, and on July 15, 2008, counsel in the Intermountain action informed us that Intermountain had sold all of its shares of our common stock and therefore intended to non-suit the Intermountain action. On July 18, 2008, plaintiff Stein submitted an amended consolidated class action petition that did not include Intermountain as a plaintiff.

Between July 5 and July 22, 2008, the parties in the Texas State Court action engaged in expedited document and deposition discovery. On July 18, 2008, the plaintiff in the Texas State Court action, Albert Stein, filed a motion for temporary injunction. The motion for temporary injunction seeks, among other things, an injunction to prevent the stockholder vote from occurring on July 31, 2008. The defendants believe that the claims asserted, and relief sought, are without merit.

On July 25, 2008, counsel for the parties in all of the stockholder lawsuits referred to above entered into a memorandum of understanding in which they agreed upon the terms of a settlement of all such lawsuits, which would include the dismissal with prejudice, and release, of all claims against all the defendants, including EDS, its directors, Hawk Merger Co. and HP. In connection with the settlement, the company agreed to make certain additional disclosures to its stockholders, which are contained in this supplement. In addition, under the terms of the memorandum of understanding, HP and EDS have agreed with the plaintiffs that they will not close the transactions contemplated by the merger agreement prior to 9:00 a.m. (New York City time) on August 18, 2008.

The memorandum of understanding also contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval following notice to our stockholders and consummation of the merger. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the court will consider the fairness, reasonableness and adequacy of the settlement which, if finally approved by the court, will resolve all of the claims that were or could have been brought in the actions being settled, including all claims relating to the merger, the merger agreement and any disclosure made in connection therewith. In addition, in connection with the settlement and as provided in the memorandum of understanding, the parties contemplate that plaintiffs’ counsel will seek an award of attorneys’ fees and expenses as part of the settlement. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the court will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated. The settlement will not affect the amount of the merger consideration that you are entitled to receive in the merger. As more fully described below, as a result of our and HP’s agreement not to close the transactions contemplated by the merger agreement prior to 9:00 a.m. (New York City time) on August 18, 2008, our stockholders of record as of the close of business on August 15, 2008 (which we refer to as the “Dividend Record Date”) will be paid a dividend in the amount of $0.05 per share, such dividend to be paid on September 10, 2008, even if the closing occurs prior to September 10, 2008.

EDS, the director defendants, Hawk Merger Co. and HP vigorously deny all liability with respect to the facts and claims alleged in the lawsuits, and specifically deny that any modifications to the merger agreement or any further supplemental disclosure was required under any applicable rule, statute, regulation or law. However, to avoid the risk of delaying or adversely affecting the merger and the related transactions, to minimize the expense of defending the lawsuits, and to provide additional information to our stockholders at a time and in a manner that would not cause any delay of the special meeting or the merger, we and our directors agreed to the settlement described above. We and our director defendants further considered it desirable that the actions be settled to avoid the substantial burden, expense, risk, inconvenience and distraction of continued litigation and to fully and finally resolve the settled claims.

SUPPLEMENTAL INFORMATION TO THE PROXY STATEMENT

In connection with the settlement of the stockholder lawsuits described in this supplement, we have agreed to supplement certain disclosure in the Proxy Statement with the disclosure that is set forth below. Certain other developments relating to the retention by HP of certain of our executive officers (set forth in paragraph 10 below), as well as the amendment to the merger agreement that we entered into with HP (set forth in paragraph 18 below), are also disclosed and such supplemental information is being disclosed without regard to the settlement of the stockholder lawsuits. This supplemental information should be read in conjunction with the Proxy Statement, which we urge you to read in its entirety.

1. As described on page 25 of the Proxy Statement, at a meeting of our board of directors held in April 2007, an advisory committee of our board was created to provide advice to management with respect to the preparation of a strategic analysis to be presented at a future meeting of our board. The initial members of the advisory committee were Edward Kangas, Ellen Hancock and Ray Groves, the chairpersons of the three standing committees of our board. In May 2007, and at the recommendation of the then-current members of the advisory committee, our board designated David Yost and James Sims as additional members of the advisory committee. Following its creation, and in light of the fact that one of the strategic alternatives under consideration at that time was a business combination transaction with a financial buyer, the advisory committee determined to retain an independent financial advisor and independent legal counsel.

2. As disclosed on page 26 of the Proxy Statement, at a meeting of our board of directors held on December 4, 2007, Ronald A. Rittenmeyer, our chairman, chief executive officer and president, confirmed to the board his intention to continue to evaluate the company’s strategic alternatives. One of the alternatives under consideration was the possible acquisition of a large industry participant. At a subsequent meeting of our board of directors, our management and Citigroup Global Markets Inc. (which we refer to as “Citi”), one of our financial advisors, reviewed certain analyses to assess the impact to the Company and its stockholders of such a transaction, as well as the viability of, and risks associated with, this possible alternative. Following the December 4, 2007 meeting of our board of directors, Mr. Rittenmeyer and another member of our management each attempted to contact the chief executive officer of the large industry participant. However, no meeting was successfully scheduled due, in part, to the apparent lack of interest of the large industry participant.

3. As described on pages 28 and 29 of the Proxy Statement, at a meeting of our board of directors held on April 1, 2008, representatives from Citi reviewed with our board of directors Citi’s preliminary valuation analyses. Certain of the preliminary valuation analyses performed by Citi utilized, among other things, the company’s then current three-year financial plan, which was based on the three-year financial plan that was reviewed with the board in July 2007 and incorporated certain adjustments through March 23, 2008, including but not limited to, our reported results for fiscal 2007. In addition, our board of directors considered the estimated future synergies that HP might realize if the proposed transaction was completed, which estimates were developed internally by the company’s management. In order to extract maximum value for the company’s stockholders, during negotiations with HP, management communicated these possible estimated future synergies to HP.

4. As described on page 28 of the Proxy Statement, at a meeting held on April 1, 2008, our board of directors discussed the possible retention of Evercore Group L.L.C. (which we refer to as “Evercore”) as an additional financial advisor to the company. On May 2, 2008, Mr. Rittenmeyer met with representatives from Evercore and requested that Evercore contact members of our senior management and representatives from Citi to receive an update on our business and prospects, and on May 7, 2008, we entered into an engagement letter with Evercore pursuant to which it was formally engaged as an additional financial advisor to the company. We determined to engage Evercore due to, among other things, its significant general experience in the valuation of businesses and their securities in connection with mergers and acquisitions and similar transactions, as well as its significant knowledge of the company, its business and the information technology (which we refer to as “IT”) services industry due, in part, to its involvement with the company’s consideration of a variety of strategic alternatives in the spring and summer of 2007. The company also considered potential contractual obligations to Evercore arising from Evercore’s engagement by the company in connection with its review of strategic alternatives in the spring and summer of 2007.

5. As described on page 29 of the Proxy Statement, at a meeting of our board of directors held on April 1, 2008, our board of directors established a transaction committee of our board to provide oversight and advice to our senior management in the discussions and negotiations with HP. The transaction committee did not retain separate financial or legal advisors.

6. As described in the section of the Proxy Statement entitled “The Merger—Background of the Merger,” subject to the oversight, guidance and direction of our board of directors, the chairpersons of the three standing committees of our board and, upon its formation, the transaction committee of our board, Mr. Rittenmeyer led the negotiations with HP on our behalf. Our board of directors determined that given Mr. Rittenmeyer’s extensive knowledge of our business and the IT services industry, as well as his significant experience in negotiating corporate transactions, he was the person best suited to negotiate on the company’s behalf to achieve the highest possible value for our stockholders, if the board determined to pursue a transaction with HP. In addition, as described in the Proxy Statement, throughout the negotiation process, Mr. Rittenmeyer consulted and updated our board of directors, the chairperson of the three standing committees of our board and, upon its formation, the transaction committee of our board, on a regular basis regarding the status of the negotiations with HP, and received instructions, guidance and direction from our board, the members of the three standing committees of our board and, upon its formation, the transaction committee of our board. As disclosed on page 36 of the Proxy Statement, in evaluating the transaction with HP, including the approach in respect of the negotiations with HP, our board of directors considered the fact that some of our executive officers may have interests in the merger that are different from, or in addition to, those of our stockholders generally. While our board of directors was aware of these interests, it believed that Mr. Rittenmeyer did not have a conflict of interest and, therefore, it was appropriate for him to be involved in the negotiations with HP on behalf of the company.

7. As described on page 31 of the Proxy Statement, at a meeting of our board of directors held on May 8, 2008, the board considered the non-binding letter delivered by HP on May 7, 2008 which indicated that HP would be prepared to propose an acquisition of all of our outstanding common stock for a purchase price of $24.65 per share in cash, subject to, among other things, the completion of, and HP’s satisfaction with, the terms and conditions of the definitive merger agreement and the related disclosure schedules. After considering the HP letter, our board of directors determined to request that HP deliver its best and final offer, and instructed Mr. Rittenmeyer to request that HP deliver such an offer no later than the close of business on Friday, May 9, in advance of a meeting of the board which was scheduled for May 10.

8. As described on page 32 of the Proxy Statement, at the meeting of our board of directors held on May 10, 2008, and in light of HP’s continued refusal to include a “go-shop” provision in the merger agreement, our board of directors authorized Willkie Farr & Gallagher LLP, our outside legal counsel, and our senior management to agree to the removal of the “go-shop” provision in exchange for a significant reduction to the amount of the termination fee that had been proposed by HP. In the draft merger agreement distributed by HP’s counsel on May 8, 2008, HP requested a termination fee in an amount equal to 3.5% of the transaction equity value, or approximately $475 million. Following negotiations with HP, and as described in the Proxy Statement, the parties agreed upon a termination fee in an amount equal to $375 million, representing approximately 2.8% of the transaction equity value.

9. As described on page 32 of the Proxy Statement, during the May 10, 2008 meeting of our board of directors, Ronald P. Vargo, our executive vice president and chief financial officer, detailed for our board aspects of the company’s business and prospects that were primarily responsible for the differences between the updated three-year financial plan, the company’s three-year financial plan that was reviewed in July 2007 (which we refer to as the “July 2007 Plan”) and the financial information that was reviewed with the board in late 2007 and early 2008. A copy of the updated three-year financial plan was made available to our financial advisors on or about May 7, 2008, but was based on the July 2007 Plan, which was previously reviewed by our financial advisors. Among the aspects of the company’s business and prospects that Mr. Vargo reviewed with our board of directors were management’s updated outlook of the company’s revenue growth and operating margin in fiscal 2008, 2009 and 2010. Management’s updated revenue outlook in fiscal 2008 was due to, among other things, slower sales in the first half of 2007, lower client spend, reduced add-on business projections, and additional contract run-off for selected clients, all of which was partially offset by positive currency fluctuations, and which resulted in lower operating margins for this period. Management’s updated revenue outlook in fiscal 2009 and 2010 was due to, among other things, reduced add-on business projections, and the impact of contract run-off of certain significant clients, partially offset by the projected results of the Saber Government Solutions acquisition. The operating margin of the company during these periods was projected to be adversely affected by, among other things, re-timed growth of higher margin add-on business and new business, re-timed investments, and incremental pension and U.S. healthcare expenses.

10. As described on page 59 of the Proxy Statement, as of the date of the Proxy Statement, no member of our management team had entered into any employment, retention or other similar agreements with HP or any of its affiliates with respect to the terms and conditions of his or her employment, contingent upon and assuming closing of the transaction. Following the date of the Proxy Statement, HP and each of Jeffrey Kelly, William Thomas and Michael Koehler (which we refer to collectively as the “Subject Executive Officers”), each executive officers of EDS, entered into offer letters (which we refer to as the “Offer Letters”) specifying the terms and conditions of employment of the Subject Executive Officers at the surviving corporation upon the completion of the merger with HP. Certain other members of our management have entered into offer letters with HP, which contemplate either continued employment with the surviving corporation following the completion of the merger or a transitional period of employment following the completion of the merger.

The Offer Letters provide for each Subject Executive Officer to receive a base salary and bonus percentage opportunity following the completion of the merger that is consistent in all material respects with the base salary and bonus percentage opportunity paid or made available to each Subject Executive Officer prior to the merger. In addition, under the terms of the Offer Letters, each Subject Executive Officer has agreed to:

•	waive his right to receive cash severance payments upon the occurrence of a qualifying termination under the Change of Control Employment Agreement to which such Subject Executive Officer is a party;

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in the case of Messrs. Kelly and Thomas, the cancellation of the deferred stock units of EDS granted to such Subject Executive Officer in 2008 under the EDS Executive Deferral Plan (which we refer to as the “2008 DSUs”); and

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the cancellation of all of such Subject Executive Officer’s performance and time-based restricted stock units (which we refer to as the “RSUs”). We refer to the aggregate amount that would have been paid to each Subject Executive Officer in respect of his cash severance upon a qualifying termination of employment under his Change of Control Employment Agreement, his 2008 DSUs (if applicable), and his RSUs as such Subject Executive Officer’s “Total Payment Amount”.

In exchange for these agreements of each Subject Executive Officer, pursuant to the terms of the Offer Letters, HP has agreed to:

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make a cash payment to each Subject Executive Officer in an amount equal to 50% of the Total Payment Amount of such Subject Executive Officer, with each Subject Executive Officer’s right to receive this payment being fully vested and with such amount to be paid on January 2, 2009; and

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grant to each Subject Executive Officer time-based restricted stock units of HP (which we refer to as the “HP RSUs”), with a value on the date of grant equal to 50% of the Total Payment Amount of such Subject Executive Officer, with 50% of such HP RSUs vesting on the first anniversary of the closing date of the merger, and the other 50% of such HP RSUs vesting on the second anniversary of the closing date of the merger.

The Offer Letters also provide that, in accordance with the terms of the merger agreement, all stock options of EDS owned by the Subject Executive Officers will be converted into stock options of HP upon the closing of the merger. All such converted stock options will be fully vested and exercisable upon the closing of the merger, and will be exercisable for the remaining term thereof regardless of the employment status of such Subject Executive Officer. In addition, the Offer Letters provide that, following the closing of the transaction, each Subject Executive Officer will be eligible to participate in the annual equity programs of HP, and that each Subject Executive Officer will receive a grant of performance-based restricted stock units of HP in respect of fiscal 2009.

Under the terms of the Offer Letters, each Subject Executive Officer will have the opportunity to earn a cash retention bonus (which we collectively refer to as the “Retention Bonuses”) during the two-year period following the closing of the merger, payable in equal installments on the first and second anniversaries of the closing date of the merger, subject to such Subject Executive Officer’s continued employment through the payment dates. In addition, some of the offer letters entered into with other members of EDS senior management provide for the payment of cash retention bonuses to such persons, subject to the terms specified therein. The aggregate amount of these bonuses that the Subject Executive Officers and such other members of management of EDS shall be entitled to receive under the agreements entered into with HP is approximately $26 million.

The Offer Letters also provide that if a Subject Executive Officer’s employment is terminated by EDS, as the surviving corporation in the merger, during the 24-month period following the closing of the merger without “cause” (as such term is defined in the applicable Offer Letter) or due to the death or “total disability” (as such term is defined in the applicable Offer Letter) of such Subject Executive Officer, or by the Subject Executive Officer for certain enumerated good reasons, then the affected Subject Executive Officer will be entitled to receive:

•	a cash lump sum payment equal to his base salary and the average of his three most recent annual bonus payments;

•	immediate vesting and payout of any unpaid portion of his Retention Bonus;

•	immediate vesting and distribution of the unvested HP RSUs granted to such Subject Executive Officer as described above; and

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immediate vesting and distribution of any unvested performance restricted stock units of HP granted to such Subject Executive Officer following the closing of the merger, with future performance assumed at target.

Other than as set forth above and other than one executive officer that has entered into an employment arrangement for a limited transition period pursuant to which such executive officer will continue to receive compensation consistent with the compensation received prior to the merger, as of the date hereof, none of our other executive officers have entered into any employment, retention or other similar agreements with HP or any of its affiliates with respect to the terms and conditions of his or her employment, contingent upon and assuming closing of the transaction. Although certain of our executive officers may enter into new arrangements with HP or its affiliates regarding employment, which may include the right to purchase or participate in the equity of HP, there can be no assurance that any such arrangement will be agreed upon. These matters are subject to negotiation and discussion. Any new arrangements may be entered into at, prior to or following the completion of the merger.

11. On July 15, 2008, our board of directors declared a dividend on our common stock in an amount equal to $0.05 per share, payable September 10, 2008, to stockholders of record as of the Dividend Record Date. Payment of the dividend is contingent on the closing of the transaction with HP not occurring prior to the Dividend Record Date. However, under the terms of the memorandum of understanding entered into in connection with the settlement of the stockholder lawsuits, we and HP have agreed with the plaintiffs not to close the transactions contemplated by the merger agreement prior to 9:00 a.m. (New York City time) on August 18, 2008. As a result, our stockholders of record as of the Dividend Record Date will be paid a dividend in the amount of $0.05 per share, such dividend to be paid on September 10, 2008, even if the closing occurs prior to September 10, 2008.

12. As described on page 40 of the Proxy Statement, the analyses performed by Citi included a Selected Publicly Traded Companies Analysis which involved, among other things, the review by Citi of financial and stock market information and public market trading multiples of the company and seven selected publicly held IT services companies that Citi, based on its experience, deemed comparable to the company. Citi selected the companies utilized for purposes of the Selected Publicly Traded Companies Analysis because of the similarity of their businesses and operations to that of the company, although no selected company is exactly the same as the company. As part of its Selected Publicly Traded Companies Analysis, Citi calculated and analyzed each company’s ratio of its equity value (calculated as fully diluted shares at the stock price less any option proceeds) to its levered free cash flow (calculated as operating cash flow less capital expenditures including acquired software and outsourcing contracts) for the latest twelve months and estimated levered free cash flow for calendar year 2008. Citi also calculated and analyzed each company’s ratio of its firm value (calculated as equity value plus straight debt, minority interest, straight preferred stock, and out-of-the-money convertibles, less cash and long term investments) to its unlevered free cash flow (calculated as levered free cash flow excluding the impact of after-tax interest expense and income), to its EBITDA (calculated as earnings before interest, taxes, depreciation and amortization and, for purposes of Citi’s analysis, excluded all non-cash compensation paid by the company). In each case, the calculation of free cash flow treated equity compensation as a non-cash expense. For more information regarding the Selected Publicly Traded Companies Analysis, including the results of this analysis, please refer to page 40 of the Proxy Statement.

13. The aggregate amount of projected non-cash compensation expense in the management projections included on page 53 of the Proxy Statement for fiscal 2008, 2009, 2010, 2011 and 2012 was approximately $173 million, $200 million, $200 million, $210 million and $219 million, respectively. The aggregate amount of projected non-cash compensation expense in the historical projections included on page 53 of the Proxy Statement for fiscal 2008, 2009, 2010, 2011 and 2012 was approximately $178 million, $171 million, $186 million, $195 million and $204 million, respectively.

14. As described on page 42 of the Proxy Statement, the analyses performed by Citi included two discounted cash flow analyses to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that the company could generate for calendar year 2008 through calendar year 2012. One analysis was based on the company’s public filings and internal estimates provided by the company’s management, and the second analysis was based on a publicly available research model that in Citi’s view, represented consensus estimates. Estimated terminal values for the company were calculated by applying a range of unlevered free cash flow terminal value multiples of 11x to 15x to the company’s calendar year 2012 estimated unlevered free cash flow. The terminal value multiples were derived based on a variety of factors, including the trading multiples of the comparable companies utilized by Citi in performing its Selected Publicly Traded Companies Analysis that is described on page 40 of the Proxy Statement, the company’s historical trading multiples and the company’s historical growth rate. The cash flows and terminal values were then discounted to present value using discount rates ranging from 8% to 10%. The discount rates were selected based on an analysis of the weighted average cost of capital of the company and the comparable companies utilized by Citi in performing its Selected Publicly Traded Companies Analysis that is described on page 40 of the Proxy Statement. For more information regarding the discounted cash flow analyses, including the results of these analyses, please refer to page 42 of the Proxy Statement.

15. As described on pages 45 and 46 of the Proxy Statement, the analyses performed by Evercore included a Peer Group Trading Analysis. In conducting its Peer Group Trading Analysis, Evercore reviewed a broad range of publicly traded global IT Services companies that Evercore deemed in some way comparable to EDS’ business. Specifically, Evercore reviewed certain publicly traded large-cap U.S. IT services companies, small/mid-cap U.S. IT Services companies, Indian IT services companies, European IT services companies, Healthcare IT services companies, and Government IT services companies as further described on pages 45 and 46 of the Proxy Statement. For each of the selected companies, Evercore reviewed the enterprise value as a multiple of EBITDA, the price to earnings multiple, as well as the equity value to free cash flow per share multiples and selected the ranges described on page 46 of the Proxy Statement based on observing the trading multiples of the selected peer group. A summary of the high, low, mean and median for the foregoing metrics for the selected peer group companies is set forth below.

	TEV / EBITDA				Price / EPS				Equity Value / FCF
	CY 2008E		CY 2009E		CY 2008E		CY 2009E		CY 2008E		CY 2009E
Mean	8.9	x	7.5	x	16.6	x	14.4	x	17.7	x	15.7	x
Median	8.8		7.5		17.0		14.4		15.6		15.5
High	17.0		13.1		24.0		21.8		34.8		28.2
Low	3.5		3.2		10.4		9.7		7.1		4.0

The range of the high and low public market trading multiples set forth on page 46 of the Proxy Statement were selected by Evercore based on its review of the trading multiples for the applicable financial metric of the peer group companies. The trading multiple ranges set forth on page 46 of the Proxy Statement do not represent the actual high and low trading multiples of the companies in the peer group (although such multiples are included in the table above), but rather represent the trading multiple ranges that Evercore determined were appropriate based on, among other things, Evercore’s assessment of the relevance of the applicable financial metric in relation to the company’s business and operations, as well as the similarities of the financial and operating characteristics of the peer group companies compared to the financial and operating characteristics of the company.

For more information regarding the Peer Group Trading Analysis, including the results of this analysis, please refer to pages 45 and 46 of the Proxy Statement.

16. As described on pages 48, 49 and 50 of the Proxy Statement, the analyses performed by Evercore included a Precedent Transaction Analysis of selected transactions to compare multiples paid in other transactions to the multiples implied in the transaction with HP. In connection with this analysis, Evercore calculated the premiums paid in those transactions based on the value of the per share consideration received in the transaction relative to the closing stock price of the target company one day and one week prior to the respective dates of announcement of the transactions. Evercore also calculated, among other things, equity value as a multiple of last 12 months free cash flow and price as a multiple of last 12 months earnings per share implied by these transactions. A summary of the high, low, mean and median for the foregoing metrics for the selected transactions is set forth below:

	% Premiums		Equity / Free Cash Flow		Price / LTM EPS
	1-Day Prior	1-Week Prior
Mean	18.3%	20.9%	16.2	x	23.4	x
Median	19.2%	17.5%	18.1		23.8
High	48.6%	71.1%	21.2		28.1
Low	(3.4)%	(9.2)%	6.6		15.0

The range of the high and low precedent trading multiples set forth on page 50 of the Proxy Statement were selected by Evercore based on its review of the multiples for the applicable financial metric of the precedent transactions. The multiple ranges set forth on page 50 of the Proxy Statement, do not represent the actual high and low multiples of the precedent transactions (although such multiples are included in the table above), but rather represent the multiple ranges that Evercore determined were appropriate based on, among other things, Evercore’s assessment of the relevance of the applicable financial metric in relation to the financial and operating characteristics of the companies involved in the precedent transactions compared to the financial and operating characteristics of the company, general economic and market conditions prevailing at the time of the particular precedent transaction compared to those prevailing at the time that Evercore performed its analysis, and other circumstances and factors specific to the transaction between EDS and HP, on the one hand, and the precedent transactions, and the other hand.

For more information regarding the Precedent Transaction Analysis, including the results of this analysis, please refer to pages 48, 49 and 50 of the Proxy Statement.

17. As described on pages 47 and 48 of the Proxy Statement, the analyses performed by Evercore included a discounted cash flow analysis, which calculates the present value of a company’s future cash flow based upon assumptions with respect to such cash flow and assumed discount rates. For purposes of its discounted cash flow analysis, Evercore utilized a discount rate in the range of between 9.5% and 10.5%, and a terminal multiple range of 4.0x to 5.0x for EBITDA and 12.0x to 15.0x for unlevered free cash flow. Based on the Capital Asset Pricing Model and inputs, including EDS’ observed beta and estimates for the market equity risk premium and risk free rate, Evercore calculated the required rate of return on EDS’ equity. Using the calculated required rate of return on EDS’ equity and estimates for EDS’ pre-tax cost of debt, tax rate and equity/total capitalization, Evercore calculated a weighted average cost of capital for EDS. Based on this calculation, Evercore selected the discount rate range of 9.5% - 10.5%. Evercore selected its terminal multiple range based on observing the trading multiples of peer group companies that Evercore deemed most appropriate. For more information regarding the discounted cash flow analysis, including the results of this analysis, please refer to pages 47 and 48 of the Proxy Statement.

18. On July 25, 2008, we entered into an amendment to the merger agreement with HP and Hawk Merger Co. (which we refer to as the “Amendment”) pursuant to which the parties to the merger agreement have agreed to modify certain of the terms set forth in the merger agreement as follows:

•	Without the prior written consent of HP and EDS, the closing of the merger will not occur earlier than 9:00 a.m. (New York City time) on August 18, 2008.

•

If HP would otherwise be required to close the merger prior to August 26, 2008, then HP will have the right to postpone the closing of the merger until no later than August 26, 2008 if it waives certain conditions to closing and certain of its rights to terminate the merger agreement.

•

The closing condition in the merger agreement regarding the receipt of the approval under the foreign antitrust laws of a non-suspensory jurisdiction will be deemed to be waived by all parties on August 25, 2008 (if not previously satisfied) and, if all the other conditions to the merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing), then the closing will occur no later than August 26, 2008.

•

The condition to the obligation of HP and Hawk Merger Co. to consummate the merger that since May 13, 2008, there will not have occurred any material adverse effect on EDS or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on EDS, will be deemed satisfied at 9:00 a.m. (New York City time) on August 18, 2008, if at or prior to such time all conditions to the obligations of HP and Hawk Merger Co. are satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing).

A copy of the Amendment is attached as Annex A hereto and incorporated herein by reference. Except as set forth in the Amendment, the terms and conditions of the merger agreement remain unchanged and the closing of the merger continues to be subject to the satisfaction or waiver of all conditions set forth in the merger agreement.

CAUTIONARY STATEMENT REGARDING FORWARD–LOOKING STATEMENTS

The Proxy Statement, as supplemented by this supplement, and the documents to which we referred you in the Proxy Statement, include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout the Proxy Statement, as supplemented by this supplement, including, without limitation, in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “predict,” “potential,” “contemplates,” “expects,” “may,” “will,” “likely,” “could,” “should” or “would” or other similar words or phrases. These statements are subject to risks, uncertainties, and other factors, including, among others:

•	the effect of the announcement of the merger on our business relationships, operating results and business generally;

•	the retention of certain of our key employees;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•

the approval by the court of the settlement and memorandum of understanding described in this supplement and, if not so approved, the outcome of any legal proceedings that have been or may be instituted against us, HP or others related to the merger agreement;

•

the required stockholder approval may not be obtained or other conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule;

•	the amount of the costs, fees, expenses and charges related to the merger; and

•	our and HP’s ability to meet expectations regarding the timing and completion of the merger.

In addition, we are subject to risks and uncertainties and other factors detailed in our annual report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission (which we refer to as the “SEC”), on February 27, 2008, which should be read in conjunction with the Proxy Statement, as supplemented by this supplement. Many of the factors that will impact the completion of the proposed transaction are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained in the Proxy Statement, as supplemented by this supplement, readers should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in the Proxy Statement, as supplemented by this supplement, represent our views as of the date of this supplement, and it should not be assumed that the statements made in the Proxy Statement or this supplement remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements, except as required by law.

WHERE YOU CAN FIND MORE INFORMATION

We have filed the Proxy Statement with the SEC on June 25, 2008, and we have filed this supplement to the Proxy Statement with the SEC on July 25, 2008. Stockholders are urged to read the Proxy Statement, as supplemented by this supplement, because it contains important information about the merger and the special meeting of company stockholders. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the Investor Center page of our corporate website at www.eds.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of the Proxy Statement or this supplement, and therefore is not incorporated in the Proxy Statement or this supplement by reference.

Statements contained in the Proxy Statement, as supplemented by this supplement, or in any document incorporated by reference in the Proxy Statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into the Proxy Statement, as supplemented by this supplement, documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of the Proxy Statement, as supplemented by this supplement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the Proxy Statement, as supplemented by this supplement, and before the date of the special meeting:

•	Annual Report filed on Form 10-K for the fiscal year ended December 31, 2007 (filed on February 27, 2008).

•	Quarterly Report filed on Form 10-Q for the fiscal quarter ended March 31, 2008 (filed on April 30, 2008).

•

Current Reports filed on Form 8-K dated February 4, 2008 (filed on February 8, 2008); dated April 15, 2008 (filed on April 16, 2008); dated May 13, 2008 (filed on May 16, 2008); dated June 18, 2008 (filed on June 18, 2008); dated June 30, 2008 (filed on June 30, 2008); and dated July 25, 2008 (filed on July 25, 2008).

Any person, including any beneficial owner, to whom the Proxy Statement, as supplemented by this supplement, has been delivered may request copies of the Proxy Statement, this supplement and any of the documents incorporated by reference in the Proxy Statement, as supplemented by this supplement, without charge, by written or telephonic request directed to EDS Investor Relations at 5400 Legacy Drive, Mail Stop H1-2D-05, Plano, Texas 75024, by calling (888) 610-1122 or (972) 605-6661, on the Investor Center page of our corporate website at www.eds.com or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

NEITHER THE PROXY STATEMENT NOR THIS SUPPLEMENT CONSTITUTES THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT, AS SUPPLEMENTED BY THIS SUPPLEMENT, TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THE PROXY STATEMENT, AS SUPPLEMENTED BY THIS SUPPLEMENT. THIS SUPPLEMENT IS DATED JULY 25, 2008. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE PROXY STATEMENT, AS SUPPLEMENTED BY THIS SUPPLEMENT, IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE FILING OF THIS SUPPLEMENT DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

* * * * *

EDS has filed the Proxy Statement with the SEC in connection with its proposed business combination with HP. The Proxy Statement has been sent or given to the stockholders of EDS. Before making any voting or investment decision with respect to the merger, investors and stockholders of EDS are urged to read the Proxy Statement and any other relevant materials filed with the SEC because they contain (or will contain) important information about the merger. The Proxy Statement and any other documents filed by EDS with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and stockholders may obtain free copies of the documents filed with the SEC by going to EDS’s Investor Relations page on its corporate website at www.eds.com or by directing a request to EDS at 5400 Legacy Drive, Plano, TX 75024 - Attention: Investor Relations.

EDS and HP and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from EDS stockholders in connection with the merger. Information about HP’s directors and executive officers is set forth in HP’s proxy statement on Schedule 14A filed with the SEC on January 29, 2008 and HP’s Annual Report on Form 10-K filed on December 18, 2007. Information about EDS’s directors and executive officers is set forth in EDS’s proxy statement on Schedule 14A filed with the SEC on March 4, 2008 and EDS’s Annual Report on Form 10-K filed on February 27, 2008. Additional information regarding the interests of participants in the solicitation of proxies in connection with the merger is included in the Proxy Statement that EDS has filed with the SEC.

Annex A

EXECUTION COPY

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1, dated as of July 25, 2008 (this “Amendment”), to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 13, 2008, is being entered into by and among Electronic Data Systems Corporation, a Delaware corporation (the “Company”), Hewlett-Packard Company, a Delaware corporation (“Parent”), and Hawk Merger Corporation, a Delaware corporation and a wholly-owned Subsidiary of Parent (“MergerCo”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

RECITALS

WHEREAS, the parties to the Merger Agreement desire to amend the terms set forth in certain sections thereof as set forth in this Amendment; and

WHEREAS, pursuant to the terms set forth in Section 7.07 of the Merger Agreement, the Merger Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote, by written agreement signed by each of the parties thereto.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in the Merger Agreement and this Amendment, the parties, intending to be legally bound, agree as follows:

1. References. Each reference to “hereof,” “hereunder,” “herein” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Merger Agreement shall, from and after the date hereof, refer to the Merger Agreement as amended by this Amendment.

2. Amendment to Section 1.02 of the Merger Agreement. Section 1.02 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Section 1.02 Closing.

(a) Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, as soon as practicable (and, in any event, within three (3) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. Notwithstanding the terms set forth in the immediately preceding sentence, unless otherwise agreed to in writing by the parties hereto:

(i) without the prior written consent of the Company and Parent, the Closing shall not occur earlier than 9:00 a.m. (New York City time) on August 18, 2008 (the “Earliest Closing Time”);

(ii) except as otherwise provided in Section 1.02(a)(iii), if, at any time prior to, at or after the Earliest Closing Time and prior to August 26, 2008, all of the conditions to the Merger set forth in Section 6.01 and Section 6.02 shall have been satisfied or, to the extent permitted hereunder, waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), then the Closing shall occur on the later of (A) the third Business Day following the satisfaction or, to the extent permitted hereunder, waiver of all such conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions) and (B) the Earliest Closing Time (the later of (A) and (B), the “Specified Date”), unless Parent, at its sole discretion, has delivered a written notice to the Company prior to the Specified Date informing the Company that it has elected to postpone the Closing, which written notice shall set forth the Closing Date (to be no later than August 26, 2008), provided that if Parent shall exercise this right of postponement, (x) the conditions to the Merger set forth in Sections 6.02(a) and 6.02(c), and any right of Parent to terminate this Agreement pursuant to Section 7.03(b)(ii), shall be deemed to be waived by Parent and MergerCo and (y) the condition set forth in Section 6.02(d) that relates to the subject matters set forth in Sections 6.02(a) and 6.02(c) shall be deemed satisfied upon receipt of a certificate certifying as to such matters as of the Specified Date (or, if a Section 6.02(c)(x) Event shall have occurred, certifying as to such matters, in all cases, as of the Earliest Closing Time);

(iii) if, on August 25, 2008, the condition to the Merger set forth in Section 6.01(b)(iii) requiring the receipt of the approvals under the Foreign Antitrust Laws of the first jurisdiction listed in Section 6.01(b) of the Company Disclosure Letter (the “Specified Condition”)) has not been satisfied or waived, then, effective on August 25, 2008, the Specified Condition shall be deemed to be waived by the Company, Parent and MergerCo and, if all the other conditions to the Merger set forth in Article VI shall have been satisfied or, to the extent permitted hereunder, waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), then the Closing shall occur no later than August 26, 2008, it being agreed that if such other conditions shall not have been so satisfied or waived, then the waiver of the Specified Condition set forth in this clause (iii) shall still be effective; and

(iv) if the conditions to the Merger set forth in Article VI are satisfied or, to the extent permitted hereunder, waived on any date (the date on which such conditions are so satisfied, or to the extent permitted hereunder waived, is referred to herein as the “Satisfaction Date”) during the ten (10) days immediately prior to the end of a fiscal quarter of Parent (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), then Parent may, at its sole discretion and upon written notice to the

Company, postpone the Closing until no later than the last Business Day of the first week after the end of that fiscal quarter (the “Other Closing Date”), provided that in such event (A) the conditions to the Merger set forth in Sections 6.02(a) and 6.02(c), and any right of Parent to terminate this Agreement pursuant to Section 7.03(b)(ii), shall be deemed to be waived by Parent and MergerCo, (B) the condition set forth in Section 6.02(d) that relates to the subject matters set forth in Sections 6.02(a) and 6.02(c) shall be deemed satisfied upon receipt of a certificate certifying as to such matters as of the Satisfaction Date and (C) if the End Date shall occur prior to the Other Closing Date, then, at the option of the Company, the End Date shall be extended until the date that is twenty (20) Business Days after the Other Closing Date.

(b) The Closing shall be held at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006, unless another place is agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date.””

3. Amendment to Section 6.02(c) of the Merger Agreement. Section 6.02(c) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Since the date of this Agreement and through the earlier of (x) the Earliest Closing Time, if all of the conditions to the Merger set forth in Section 6.01 and Section 6.02 hereof shall have been satisfied or, to the extent permitted hereunder, waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions) at or prior to the Earliest Closing Time (if all such conditions are so satisfied or waived at or prior to such date and time, then an “Section 6.02(c)(x) Event” shall be deemed to have occurred) and (y) the Closing, there shall not have been any Company Material Adverse Effect or any event, change or effect that would, individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.”

4. Incorporation of Certain Provisions from Merger Agreement. The terms and conditions set forth in Sections 7.07, 7.08, 8.02, 8.04, 8.05, 8.06, 8.07, 8.09, 8.10, 8.11, 8.12, 8.13, 8.14 and 8.15 of the Merger Agreement are incorporated herein by reference as if set forth in their entirety herein, provided that, where the context may require, any references therein to the terms “hereof,” “hereunder,” “herein” and each other similar reference and each reference therein to “this Agreement” shall be deemed to be references to this Amendment.

5 No Other Changes. Except as expressly set forth herein, the Merger Agreement shall remain in full force and effect on the terms and conditions set forth therein.

[Remainder of Page Intentionally Left Blank. Signature page follows.]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

ELECTRONIC DATA SYSTEMS CORPORATION

By:	/s/ Ronald A. Rittenmeyer
Name:	Ronald A. Rittenmeyer
Title:	Chairman, President and Chief Executive Officer

HEWLETT-PACKARD COMPANY

By:	/s/ Paul T. Porrini
Name:	Paul T. Porrini
Title:	Vice President, Deputy General Counsel and Assistant Secretary

HAWK MERGER CORPORATION

By:	/s/ Paul T. Porrini
Name:	Paul T. Porrini
Title:	President and Secretary

A-4